EXHIBIT 99

FOR IMMEDIATE RELEASE

CORPORATE CONTACTS:	MEDIA CONTACT:
Robert Hamilton, CPA	Eric Goldman, Neale-May & Partners
Chief Financial Officer	Vice President

954-360-9022x115	212-213-5400x202

rhamilton@eDiets.com	egoldman@nealemay.com

INVESTOR RELATIONS CONTACT:
Alison Tanner, CFA	Harriet Fried, Lippert/Heilshorn & Associates, Inc.
Chief Strategist	Vice President
954-360-9022x140	212-838-3777
alison@eDiets.com	hfried@lhai.com

eDiets.com™ Announces Preliminary Q1 Results

DEERFIELD BEACH, FL April 6, 2004 — eDiets.com, Inc. (NASDAQ:DIET), the leading online diet and healthy living destination for consumers seeking personalized advice, information, products and services, today announced that it expects to report revenues for the first quarter of fiscal 2004 of approximately $11 million, compared to earlier guidance of $12 to $13 million. The $11 million in revenues represents an increase of approximately 50% over the comparable prior year quarter.

“These preliminary top-line results, while strong, are below our goals,” commented David Humble, eDiets.com’s CEO. “Our revenue model today is primarily a function of our ability to buy advertising that meets our performance criteria, and to have it run as scheduled. Both of these elements were under pressure in Q1 due to the well publicized tightening of the online advertising market. We believe that the increased competition in the online advertising market currently affecting eDiets.com may continue and we have begun to more aggressively deploy television ads based on the successful preliminary tests that we ran earlier this year. On a more positive note, we have seen improved sales from direct-to-site traffic as well as from our email marketing.”

As a result of the significant advertising investment made in the first quarter of 2004, eDiets.com expects to record a net loss of between $2.6 and $3.0 million, or $0.14 and $0.16 per share, for the period; earlier guidance was for a net loss of between $1.0 and 2.0 million, or $0.05 and $0.11 per share. However, this investment is expected to yield a return within the next two fiscal quarters. eDiets.com’s cash and cash equivalents as of March 31, 2004 were approximately $6 million compared to cash and cash equivalents of $6.3 million as of December 31, 2003 and $1.5 million as of March 31, 2003.

Humble further noted, “While the online advertising market is evolving, the fundamentals of online dieting have not changed. Online dieting costs less, it’s private, and it’s available 24/7. Overweight America is in the news daily, the government is becoming involved, and ‘low carb’ has become a movement. eDiets.com with its growing base of diet brands is well positioned to capitalize on this opportunity for these reasons:

•	We are on track with our stated objective to diversify our sources of members away from online advertising. We saw encouraging results in the first quarter from a test of direct response TV advertising running on national cable television, and we will launch a full-scale television campaign later this month.

•	Our market position is strong. We launched both the Perricone Nutritional Face Lift™ and The Slim•Fast® Plan in Q1 and have licensed two additional branded plans that we expect to launch in Q2. Nielsen//NetRatings continues to rank us as the Internet’s most trafficked health, fitness and nutrition site. We also just received Forbes Magazine’s “Best of the Web” honor in the diet and nutrition category and were also named a “Forbes Favorite”.

•	Overweight America is in the news. With Health & Human Services Secretary Tommy Thompson stating in March that ‘overweight and obesity are literally killing us…We need to tackle America’s weight issues as aggressively as we are addressing smoking and tobacco,’ the population continues to become more aware of the need not just to lose weight but to keep it off. We have the resources to help them do that.”

eDiets.com will announce final results for the first quarter of fiscal 2004 during the week of April 19.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.4 million consumers worldwide have become eDiets.com members since 1997. Nielsen//NetRatings has ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site for the week ending January 4, 2004, with over one million unique visitors.

eDiets.com offers 17 personalized online programs including the Atkins Nutritional Approach™, the Zone® Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, Ultimate Weight Solution, Slim-Fast®, the Perricone Nutritional Face Lift™, the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including Type 2 Diabetes, Low Fat, and Cholesterol-Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including weekly updated meal plans and grocery shopping lists that are 100% customized based on food preferences and lifestyle; Web-based video meetings providing members with on-demand expert guidance and inspiration; over 100 topic-specific support boards and chat rooms for one-on-one motivation; content “channels” for the latest news and information on dieting and healthy living topics; an electronic storefront with a vast array of products to support a healthy lifestyle, and a variety of membership plan options. All of this is offered through eDiets.com’s highly personalized and intuitive Web site design.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com and www.eFitness.com, and holds affiliations with www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany and www.eDiets.com.es in Spain.

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing on acceptable terms, when and if required, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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